UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

The Orchard Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 East 4th Street 3rd Floor New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

(Registrant's telephone number, including area code): (212) 201-9280

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated With Exit or Disposal Activities.

On September 29, 2009, The Orchard Enterprises, Inc. (the “Company”) announced a restructuring action to further reduce expenses.  On September 25, 2009, the Board of Directors of the Company approved a staff reduction initiative which will result in (1) the elimination of 16 staff positions, 5 consultants and certain temporary positions and (2) any current open positions not being filled, representing approximately 20% of the Company’s pre-reduction headcount. This reduction, among other cost savings initiatives taken throughout the year, is to take advantage of technology efficiencies and to align costs with a slower than expected digital music market growth rate. Substantially all affected personnel were notified on or immediately prior to September 29, 2009.  The Company expects to record an estimated total pre-tax net cash charge of approximately $0.36 million attributable to this staff reduction initiative in the third quarter of fiscal 2009 related to severance and related severance benefits. The Company expects that this charge will result in cash expenditures of approximately $0.36 million over the third and fourth fiscal quarters.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2009, Greg Scholl resigned, effective November 1, 2009, as President and Chief Executive Officer of the Company and as a member of the Board of Directors (the “Board”), to accept a new position with another company.  Mr. Scholl will remain employed by the Company until October 31, 2009 to assist in structuring an orderly transition. Pursuant to Mr. Scholl’s employment agreement with the Company, Mr. Scholl will not receive any severance benefits.

In connection with Mr. Scholl’s resignation, the Board formed a search committee to identify qualified candidates to serve as the Company’s chief executive officer and appointed Michael Donahue, Chairman of the Board, to head the committee.  In addition, the Board appointed Danny Stein, a member of the Board, as Interim Chief Executive Officer effective October 1, 2009 for a three month period.  In addition, Mr. Stein will assist in structuring an orderly transition beginning on October 1, 2009. Mr. Stein will receive $50,000 as compensation for his role as Interim CEO.

Mr. Stein, 40, has served as a member of our Board since November 2007. Mr. Stein serves as President of JDS Capital Management, Inc., an investment firm based in New York that invests in private and public debt and equity, and he has held this position since 2003. In addition, Mr. Stein has served as chief executive officer of eMusic.com, one of our customers, since March 2009 and prior to that served as interim chief executive officer of eMusic.com from October 2008. Mr. Stein also serves as a director of Dimensional Associates, the majority stockholder of the Company, and he was a director of Orchard Enterprises NY, Inc. from April 2003 until its acquisition by the Company in November 2007. From May 2001 through October 2002, Mr. Stein was the chief executive officer of TTR Technologies, a company that specialized in copy-protection technologies whose assets were sold to Macrovision (MVSN). From 2000 to 2001, Mr. Stein was President of Javu Technologies, which licenses software and services to corporations that store, manage, deliver or repurpose video assets. From 1999 to May 2000, Mr. Stein was president, chief operating officer and a director of the Wedding List Company, an Internet company with retail outlets specializing in the wedding gift and registry business. Mr. Stein has a B.S. degree from Cornell University.

The description of certain transactions between the Company and eMusic.com and other parties related to Mr. Stein set forth under the heading “Transactions with Related Persons” in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 29, 2009, the Company issued a press release to announce its staff reduction initiative and the resignation of its president and chief executive officer, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in the attached press release is “furnished” but not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 29, 2009

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.

Date: September 29, 2009	By:	/s/ Nathan Fong
Name: Nathan Fong
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated September 29, 2009